Exhibit 99.2

TD AMERITRADE:
For Media:	For Investors:
Jim Frawley	Tim Nowell
Communications and Public Affairs	Investor Relations
(402) 827-8928	(402) 597-8440
james.frawley@tdameritrade.com	timothy.nowell@tdameritrade.com

TD AMERITRADE CLOSES FISERV ISS DEAL

Institutional Assets Now Exceed $100 Billion

Omaha, Neb. and Brookfield, Wis., February 4, 2008 – TD AMERITRADE Holding Corporation (Nasdaq: AMTD) and Fiserv, Inc. (Nasdaq: FISV) announced today that TD AMERITRADE has completed its purchase of Fiserv’s Investment Support Services (ISS) business for approximately $225 million in cash plus the amount of acquired regulatory capital. Additionally, based upon achievement of certain revenue targets over the next 12 months, there is an earn-out of up to $100 million payable to Fiserv.

The acquisition adds approximately $25 billion in client assets to TD AMERITRADE, including $15 billion held in more than 75,000 accounts managed by approximately 500 independent Registered Investment Advisors (RIAs) and $10 billion held in more than 2,000 plans administered by 80 independent third party administrators (TPAs).

“This deal reinforces our client segmentation strategy and signifies our commitment to grow and invest in the RIA community,” said Tom Bradley, president, TD AMERITRADE Institutional.

The purchased business adds scale to TD AMERITRADE Institutional, the third largest provider of comprehensive brokerage and custody services in one of the fastest growing segments of financial services. The institutional business now holds over $100 billion in assets under management with over 4,500 RIAs and their clients.

With the inclusion of Fiserv Trust Company, TD AMERITRADE Institutional also adds significant growth to its 401(k) custody business. Skip Schweiss, executive vice president of Fiserv ISS, will direct TD AMERITRADE Institutional’s efforts at the newly acquired Fiserv Trust Company, reporting to Tom Bradley.

Fiserv, Inc.

“We believe this deal will enhance services for clients,” said Jeffery Yabuki, president and chief executive officer of Fiserv. “At the same time, we will continue to expand our technology leadership position across the financial services industry.”

Fiserv, Inc. also expects to close the previously announced transaction with Robert Beriault Holdings, Inc. by the end of the second quarter of 2008.

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About TD AMERITRADE Institutional

TD AMERITRADE Institutional is a leading provider of comprehensive brokerage and custody services to more than 4,500 fee-based, independent Registered Investment Advisors (RIAs) and their clients.1 Our advanced technology platform, coupled with personal support from our dedicated service teams, allows investment advisors to run their practices more efficiently and effectively while optimizing time with clients.

About TD AMERITRADE Holding Corporation

TD AMERITRADE Holding Corporation, through its brokerage subsidiaries,2 provides a dynamic balance of investment products and services that make it the investment firm of choice for millions of retail investor and independent registered investment advisor (RIA) clients. Listed by Barron’s as the #1 Web browser-based online broker and Forbes as one of America’s best big companies, the Company offers a full spectrum of investment services, including a leading active trader program, intuitive long-term investment solutions and a national branch system, as well as relationships with one of the largest independent RIA networks.3 The Company’s common stock trades under the ticker symbol AMTD. For more information, please visit www.amtd.com.

About Fiserv, Inc.

Fiserv, Inc. (NASDAQ: FISV), a Fortune 500 company, provides information management and electronic commerce systems and services to the financial and insurance industries. Leading services include transaction processing, outsourcing, electronic bill payment and presentment, investment management solutions, business process outsourcing (BPO), software and systems solutions. Headquartered in Brookfield, Wis., the company serves more than 21,000 clients worldwide and is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2004, 2005 and 2006 FinTech 100 surveys. In 2007, the company completed the acquisition of CheckFree, a leading provider of electronic commerce services. Fiserv and CheckFree had more than $4.5 billion in combined pro forma total revenue for 2006. For more information, please visit www.fiserv.com.

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Additional Fiserv Contacts:
For Media:	For Investors:
Lori Stafford	David Banks
lori.stafford@fiserv.com	david.banks@fiserv.com
262-879-5130	262-879-5055

[1]	TD AMERITRADE Institutional, Division of TD AMERITRADE, Inc., member FINRA (www.finra.org) / SIPC (www.SIPC.org).
[2]

TD AMERITRADE, Inc., member FINRA/SIPC, receives clearing and custodial services from TD AMERITRADE Clearing, Inc., member FINRA/SIPC. TD AMERITRADE and TD AMERITRADE Clearing, Inc. are subsidiaries of TD AMERITRADE Holding Corporation.

[3]

“The Best Web Browser-Based Online Broker” by Barron’s, 3/5/2007 based on Trade Experience, Trading Technology, Usability, Range of Offerings, Research Amenities, Portfolio Analysis & Reports, Customer Service & Access, and Costs. Barron’s is a registered trademark of Dow Jones, L.P. More info on the Forbes award is available at www.forbes.com/platinum.